CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2013 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Redwood Trust, Inc., which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement and in the Registration Statements of Redwood Trust, Inc. on Forms S-8 (File Nos. 333-89302, effective May 29, 2002; 333-162893, effective November 5, 2009; and 333-183114, effective August 7, 2012) of the aforementioned reports.

/s/ GRANT THORNTON LLP

Irvine, California

August 9, 2013